Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

January 17, 2005

To:	Coach Industries Group, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2, of our report, dated March 22, 2004, and July 1, 2004, with respect to Note 2 of the Financial Statements, relating to the consolidated financial statements of Coach Industries Group, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

JEWETT, SCHWARTZ, & ASSOCIATES

/s/ LAWRENCE H. WOLFE
For the Firm

2514 HOLLYWOOD BOULEVARD, SUITE 508 • HOLLYWOOD, FLORIDA 33020 • TELEPHONE (954) 922-5885 FAX • (954) 922-5957
MEMBER – AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
PRIVATE COMPANIES PRACTICE SECTION OF THE AICPA • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OF THE SEC